Exhibit 10.1

THIRD AMENDMENT TO
STANDARD PARKING CORPORATION
RESTRICTED STOCK UNIT AGREEMENT
This Third Amendment to Standard Parking Corporation Restricted Stock Unit Agreement (“Third Amendment”) is made this 2nd day of March, 2017, by and between SP+ Corporation (formerly Standard Parking Corporation, Inc.) (the “Company”) and ________________ (the “Recipient”).
RECITALS

A.
The Recipient and the Company have previously executed a certain Standard Parking Corporation Restricted Stock Unit Agreement (“Agreement”) effective July 1, 2008 (the “Grant Date”) under which the Company granted the Recipient an award denominated in units (the “Restricted Stock Units”) of its common capital stock (the “Common Stock”), which were issued under and subject to the Company’s Long-Term Incentive Plan (the “Plan”) dated March 1, 2004 ; and

B.	The Company and the Recipient have agreed to certain additional terms relating to the award to Recipient of Restricted Stock Units.
NOW THEREFORE, in consideration of the Recitals, the mutual promises and undertakings herein set forth, and for other good and valuable consideration, the receipt and sufficiency of which consideration are hereby acknowledged, the parties hereby agree that the Agreement shall be deemed modified and amended, effectively immediately, as follows:
1.    Section 5 of the Agreement shall be amended to read, in its entirety as so amended, as follows:

(a)
One third (1/3rd) of the Restricted Stock Units shall become vested on each of the tenth (10th), eleventh (11th) and twelfth (12th) anniversaries of the Grant Date, so long as the Recipient is actively employed by the Company at all times from the Grant Date through each such vesting date. The foregoing notwithstanding, all of the Restricted Stock Units shall earlier vest upon a Recipient’s attainment of Normal Retirement Age, so long as the Recipient is actively employed by the Company at all times from the Grant Date until such date. For purposes of this Agreement, “Normal Retirement Age” shall mean age sixty-five (65).

(b)
Notwithstanding the vesting terms described in Paragraph 5(a), if the Recipient’s employment is terminated (i) by the Company without “cause” (as defined in the Plan), (ii) as the result of his or her resignation for “good reason” (as defined in any employment agreement between the Recipient and the Company or, if there is no such employment agreement, as defined under Treas. Reg. §1.409A-1(n)(2)(ii)), or (iii) as a result of death or disability (as defined under Treas. Reg. §1.409A-3(i)(4)), then as of the date of such termination, the number of Restricted Stock Units that shall be deemed vested hereunder shall be equal to the greater of (1) the number of vested Restricted Stock Units determined under Paragraph 5(a) as of the date of termination or (2) the product of (i) ten percent (10%) multiplied by (ii) the total number of Restricted Stock Units granted hereunder multiplied by (iii) the number of completed anniversary years the Award has been outstanding from the Grant Date, not to exceed ten (10) years.

(c)
Notwithstanding the vesting terms described in Paragraphs 5(a) and 5(b), all of the Restricted Stock Units shall earlier vest upon a “change in control event” (as such term is defined under Section 409A of the Code and the regulations and guidance promulgated thereunder), so long as the Recipient is actively employed by the Company at all times from the Grant Date through the date of the change in control event.

(d)	All vesting of the Restricted Stock Units not otherwise vested shall cease upon the Recipient’s termination of employment.

(e)	For purposes of this Agreement, each date on which any portion of the Restricted Stock Units become vested pursuant to this Paragraph 5 shall be referred to as a “Vesting Date”.
2.    Except as expressly modified above, all of the remaining terms and provisions of the Agreement are hereby ratified and confirmed in all respects, and shall remain in full force and effect in accordance with their terms.
IN WITNESS WHEREOF, the Company and the Recipient have caused this Third Amendment to Standard Parking Corporation Restricted Stock Unit Agreement to be executed on its and his or her behalf effective the day and year first above written.

SP+ CORPORATION	RECIPIENT:
By:
Its:

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